Exhibit 10
Execution Version
TRANSITIONAL OPERATING AGREEMENT
     THIS TRANSITIONAL OPERATING AGREEMENT (this “Agreement”) is made and entered into as of February 1, 2008, by and between Cenac Towing Co., Inc., a Louisiana corporation (“Cenac Towing”), Cenac Offshore, L.L.C., a Louisiana limited liability company (“Cenac Offshore” and, together with Cenac Towing, the “Cenac Companies”), Mr. Arlen B. Cenac, Jr., a resident of Houma, Louisiana and the owner of all the stock and equity interests in the Cenac Companies (the “Stockholder” and, together with the Cenac Companies, the “Operators”), and TEPPCO Marine Services, LLC, a Delaware limited liability company (the “Owner”).
     WHEREAS, the Owner, TEPPCO Partners, L.P., a Delaware limited partnership (the “Partnership”), and the Operators have entered into that certain Asset Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), pursuant to which the Operators have sold to the Owner certain marine assets and rights relating to the Operations, as specified and defined in the Purchase Agreement;
     WHEREAS, the Owner desires that the Operators provide it with certain services relating to the Purchased Operations, as defined herein; and
     WHEREAS, the Owner and the Operators desire to enter into this Agreement for the purpose of evidencing the terms and conditions upon which the Owner agrees to purchase and pay for, and the Operators agree to provide, such services;
     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated herein, and upon the terms and subject to the conditions hereinafter set forth, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. Any capitalized terms used herein and not defined herein shall have the meaning defined in the Purchase Agreement. For purposes of this Agreement, the term:
     “AAA” has the meaning set forth in Section 4.2.
     “Accounting Procedures” shall mean the accounting procedures described in Exhibit B.
     “Agreement” has the meaning set forth in the Preamble.
     “Asphalt Business Limitation” means that (a) the marine transportation of hydrocarbons and hydrocarbon-based products by Horizon Maritime is limited to the inland marine transportation or offshore marine transportation of asphalt, No. 6 oil or vacuum gas oil and (b) Horizon Maritime does not engage in the inland marine transportation or offshore marine transportation of waste water, sediment or drilling or disposal fluids resulting from the exploration or production of hydrocarbons.

     “Cenac Companies” has the meaning set forth in the Preamble.
     “Cenac Company Plans” means each pension, profit sharing, retirement, life, health, unemployment, accident, disability, stock option, stock bonus, stock ownership, severance, employment, change-in-control, deferred compensation, fringe benefit, bonus or incentive compensation plan, agreement, program or policy (whether written or oral, formal or informal) that is currently or has previously been sponsored, maintained or contributed to by either of the Cenac Companies or any ERISA Affiliate for the benefit of any of their present or former directors, officers, employees, agents, consultants or other similar representatives, including any “employee benefit plan” as defined in Section 3(3) of ERISA.
     “Cenac Employer Policies” shall mean any workers’ compensation and employer’s liability insurance held by either of the Cenac Companies immediately prior to the Closing, including under policy nos. 25201 and CUL 15082.067.
     “Cenac Marine Policies” shall mean (a) the following insurance policies held by either of the Cenac Companies: (i) hull and machinery, marine liabilities, protection and indemnity and marine general liability, along with five layers of associated “bumbershoot” coverage (policy nos. CUL-15082.067 and 07L 1323-01 and associated fifth layer bumbershoot coverage carried by New York Marine and General Insurance Company and Houston Casualty Company), (ii) pollution insurance (policy no. 0236413), (iii) open cargo insurance (policy no. CUL-15082.067) and (iv) excess protection and indemnity, collision, towers and pollution insurance (policy nos. UM0001454EL07A, 3H099006006, MMO-18101ML507, GCM21005, MAR 2852863-10, OMH2171618-10, 00945, CUL NY 10513-67) and (b) any other insurance policies relating to the Purchase Operations held by either of the Cenac Companies immediately prior to the Closing.
     “Cenac Offshore” has the meaning set forth in the Preamble.
     “Cenac Towing” has the meaning set forth in the Preamble.
     “Direct Costs” has the meaning set forth in Exhibit B.
     “Dispute” has the meaning set forth in Section 10.1(a).
     “Dispute Resolution Commencement Date” has the meaning set forth in Section 10.1(a).
     “Employee” means each employee of either of the Cenac Companies; provided, however, that (i) in no event shall any Employee be considered to be an employee of the Owner and (ii) nothing in this Agreement shall be construed as an offer of or contract for employment with any such Employee.
     “Existing Cenac Policies” means the Cenac Employer Policies and the Cenac Marine Policies.
     “Horizon Maritime” means Horizon Maritime, L.L.C., a Louisiana limited liability company.

     “Indemnified Amounts” has the meaning set forth in Section 7.1.
     “Indemnified Party” means a an Owner Indemnified Party or an Operator Indemnified Party.
     “Indemnifying Party” means the Person obligated to indemnify under Article VII.
     “Insurance Cancellation Date” means the date on which an insurance policy provided for in Section 8.2(a)(iv) is to be canceled pursuant to 30 days (or more) advance notice from the applicable insurer in accordance with Section 8.2(c).
     “Interim Period” means the period beginning the date hereof and ending on June 30, 2008 or the date on which the Owner places the insurance provided for in Section 8.2(a), if earlier.
     “Notice” or “Notices” means all notices, communications or approvals that are required or may be given under this Agreement in accordance with Section 10.4.
     “Operator Indemnified Party” means the Operators, the Affiliates of either of the Cenac Companies and each of their respective officers, directors (or persons performing equivalent functions), employees, agents and counsel.
     “Operators” has the meaning set forth in the Preamble.
     “Overhead Costs” has the meaning set forth in Exhibit B.
     “Owner” has the meaning set forth in the Preamble.
     “Owner Indemnified Party” means the Owner and its Affiliates and each of their respective officers, directors (or persons performing equivalent functions), employees, agents and counsel.
     “Partnership” has the meaning set forth in the Recitals.
     “Price Protection Payment” means the payment to be made by the Partnership pursuant to the third sentence of Section 1.6(c) of the Purchase Agreement under the circumstances provided in such section.
     “Purchase Agreement” has the meaning set forth in the Recitals.
     “Purchased Operations” means the Purchased Assets, the Assumed Liabilities, any other marine vessels and related property, assets or rights acquired after the date hereof by the Owner from the Operators or their Affiliates and any property, assets or rights acquired by the Operators hereunder with Owner funds (or for which they were reimbursed by the Owner).
     “reasonable efforts” means a party’s efforts in accordance with reasonable commercial practice and without incurrence of unreasonable expense.

     “Restricted Business” means the business of the Owner, including the inland marine transportation and offshore marine transportation of (A) hydrocarbons and hydrocarbon-based products, including kerosene, gasoline, feedstocks, lube oils, lube oil base stocks, refined petroleum products and heavy olefins and (B) waste water, sediment and drilling or disposal fluids resulting from the exploration or production of hydrocarbons.
     Restricted Territory means: (a) the commercially navigable inland waterways of the continental United States located east of the 105° meridian, including the Mississippi River System and connecting waterways, (b) the Gulf of Mexico, including the Gulf Intracoastal Waterway and (c) the jurisdictions set forth on Exhibit C.
     “Service Fee” has the meaning set forth in Exhibit B.
     “Service Providers” means the Employees, consultants and professionals, service or other organizations whom a Cenac Company employs or with whom a Cenac Company contracts in order to provide Services under this Agreement.
     “Services” has the meaning set forth in Section 2.1(a).
     “Stockholder” has the meaning set forth in the Preamble.
     “Third Party” means any Person that is not a party to this Agreement.
     “WARN Act” has the meaning set forth in Section 2.2(e).
     1.2 Interpretation.
          (a) Except as this Agreement otherwise specifies, all references herein to any Law defined or referred to herein are references to that Law or any successor Law, as the same may have been amended or supplemented from time to time, and any rules or regulations promulgated thereunder.
          (b) This Agreement uses the words “herein,” “hereof” and “hereunder” and words of similar import to refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article,” “Section” and “Exhibit” refer to Articles and Sections of and the Exhibits to this Agreement unless it otherwise specifies.
          (c) Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.
          (d) As used in this Agreement, the word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word, and the words “shall” and “will” are used interchangeably and have the same meaning; and “or” is used in the inclusive sense of “and/or” unless the context requires otherwise.

          (e) As used in this Agreement, the term “business day” means any day other than a day on which commercial banks are authorized or required to close in Houston, Texas.
          (f) As used in this Agreement, all references to “dollars” or “$” mean United States dollars.
ARTICLE II
RESPONSIBILITIES OF THE OPERATORS
     2.1 Services to be Provided by the Operators.
          (a) During the term of this Agreement and subject to and in accordance with the terms hereof and the standards set forth herein, the Operators shall provide, at the Owner’s expense as provided herein, or cause to be provided, all services, utilities, materials, facilities and access necessary to operate the Purchased Operations, including the services described in more detail in Exhibit A (together with any other obligations of the Operators hereunder, the “Services”).
          (b) The Operators shall have day-to-day control over the operation and maintenance of the Purchased Operations, subject to the limitations and requirements of this Agreement. As such, the Operators shall, for the Owner’s account, in the Owner’s name and at the Owner’s expense, in each case subject to the terms of and in accordance with this Agreement, perform all Services hereunder (i) in accordance with applicable Laws, (ii) with at least the degree of care, skill and prudence that they exercised in operating the Operations during the 12 months immediately preceding the date of this Agreement, (iii) in accordance with the usual and customary practices in the industry in which the Operations operate, including the American Waterways Operators Responsible Carrier Program, (iv) keeping the Vessels, vehicles and equipment and other assets that are part of the Purchased Operations or necessary or useful to the provision of Services seaworthy and in good working condition and repair and (v) to the maximum extent reasonably possible, using those Service Providers who are most familiar with such Purchased Operations.
          (c) Notwithstanding any other provision of this Agreement to the contrary, the Operators shall not, without the prior written consent of the Owner:
          (i) enter into, amend, terminate, waive any term of, or otherwise taken any action with respect to any customer contracts or agreements relating to the Purchased Operations (other than performing under the terms of such contracts or agreements), except in the ordinary course of business consistent with recent past practice and where the aggregate consideration or liability (including contingent liabilities) involved does not exceed $500,000;
          (ii) enter into, amend or waive any term of any contract or agreement to which an Operator is a party or to which any of the Purchased Operations may be subject and to which any other Operator or any of its Affiliates or any family member of the Stockholder is also a party;

          (iii) enter into any instruments or agreements relating to indebtedness or leases relating to the Purchased Operations;
          (iv) enter into any collective bargaining agreement covering any Employee who is a Service Provider;
          (v) make any capital expenditures or financial commitments related to the Purchased Operations in excess of $500,000 during any 12 month period;
          (vi) incur any operating, maintenance or other cost or expense related to the Purchased Operations (excluding those described in Sections 4(a), (b) and (d) of Exhibit B) in excess of $500,000 individually;
          (vii) sell, lease, assign, distribute, transfer, mortgage, pledge or subject to any Lien any owned or leased assets constituting Purchased Operations, except sales of inventory and obsolete or surplus equipment in the ordinary and usual course of business, except where the value of such asset does not exceed $250,000;
          (viii) pay damages occurring as a result of, or settle claims made in connection with, the Purchased Operations, except as and to the extent permitted by Section 4 of Exhibit A; or
          (ix) enter into any contract or commitment to do or cause to be done any of the foregoing.
          (d) If the Operators fail to provide any of the Services in accordance with the standards set forth in Section 2.1(b) in the Owner’s reasonable judgment, the Owner may elect to arrange for alternative providers of such Services and will provide the Operators with reasonable Notice of such election. Upon providing such Notice, the Owner may deduct any costs and expenses billed by the Cenac Companies in accordance with Section 3.2 for any Services that the Operators failed to provide in accordance with the standards set forth in Section 2.1(b) from any payment owed to the Operators under this Agreement.
          (e) Notwithstanding any other provision of this Agreement, in the event that an Operator becomes aware of an emergency, including a release of materials requiring reporting to a Governmental Body or requiring an immediate response in order to comply with applicable Laws or to protect human health or the environment, affecting the Purchased Operations or any of the Owner’s assets, properties or business associated therewith, the Operators shall first, in compliance with the Comprehensive Environmental Response, Compensation and Liability Act and other applicable Laws, provide any legally required notice to Governmental Bodies, including notice to the National Response Center of any reportable release from a vessel as soon as any person in charge of such vessel has knowledge of such release. The Operators shall perform all release response obligations required by Law, including compliance with the U.S. Coast Guard tank vessel response plan regulations for oil, 33 C.F.R. §§ 155.1050 and 155.1052, regarding equipment and response resource requirements (containment booms, oil recovery devices and storage capacity for recovery), within the response timeframes required by Law and to protect human health or the environment. As soon as reasonably possible, but in no event more than six (6) hours after the start of the emergency, the Operators shall notify the Owner of the emergency and all information related to the emergency, including any emergency response actions. Thereafter, the Operators shall provide periodic updates of information related to the emergency and all emergency response actions, on at least a daily basis. As soon as reasonably possible after receipt of the Operator’s Notice related to the emergency and from time to time thereafter, the Owner shall instruct the Operators as to any additional actions that the Owner desires the Operators to take in order to address the emergency. Within five (5) days of the start of the emergency, the Operators shall provide the Owner with a cost estimate of emergency response actions, and shall thereafter update monthly cost estimates to reflect any actual or expected emergency expenditures. Within five (5) days after receipt of such cost estimate, the Owner shall acknowledge receipt of such cost estimate from the Operators and, in such acknowledgement, shall approve or disapprove such cost estimate update. The Owner’s acknowledgement shall be effective when transmitted to the Operators in writing in the manner specified in Section 10.4. Until the Owner’s acknowledgement becomes effective, the Operators may incur any expenditure or take any other actions reasonably necessary under the circumstances to comply with Law or safeguard lives or property in connection with the response to emergencies affecting the Purchased Operations or the associated assets, properties or business of the Owner, the cost of which will be borne by the Owner.
          (f) The Operators shall meet with the Owner from time to time, at the Owner’s reasonable request, in order to review the operation and maintenance of the Purchased Operations.
     2.2 Personnel.
          (a) The Stockholder agrees to make himself available to provide personal services to the Owner as reasonably requested from time to time. In addition, each of the Cenac Companies shall employ, retain and have supervision over such Service Providers as such Cenac Company deems reasonably necessary and appropriate for its performance of Services in accordance with the standards set forth in Section 2.1(b). All such Service Providers shall have received such training as is required by applicable Laws. The Cenac Companies shall pay all expenses incurred in connection with the retention of any Service Providers to perform the Services, including compensation, consulting or other service fees, salaries, wages and overhead and administrative expenses charged to or incurred by the Cenac Companies and, if applicable, social security taxes, workers’ compensation insurance, retirement and insurance benefits, incentives, bonuses and other similar expenses. The Cenac Companies shall comply with all Laws relating to the employment or retention of Service Providers, including Laws relating to withholding of Taxes, employment discrimination, fair labor standards and the Cenac Company Plans. Each of the Cenac Companies represents and warrants that (i) no Employee is covered by the terms of a collective bargaining agreement with any union organization and (ii) each such Cenac Company has all necessary contractual rights to secure the services of the individuals and entities reasonably necessary to perform the Services.
          (b) The Cenac Companies shall provide as soon as reasonably practicable to the Owner a complete list, as of the date hereof, of all Service Providers, listing the individual’s status, title or position held, base salary, any commissions or other compensation paid or payable, all employee benefits received by such Service Provider and any other terms of any oral or written agreement (including a copy of any such written agreement) with either of the Cenac Companies or any of their respective Affiliates. Such list shall be updated from time to time as requested by the Owner on reasonable Notice. The Owner may direct that either of the Cenac Companies terminate its use of any Service Provider to provide any of the Services by providing the Operators with written Notice.
          (c) This Agreement does not and shall not be construed to establish an employment relationship between the Owner (or its Affiliates) and any Service Provider. Unless and until otherwise determined by the Owner, the Employees shall not transfer to or otherwise be employed by the Owner (or its Affiliates), but shall be retained in the employ of the applicable Cenac Company. No Service Provider is a party to this Agreement, nor shall any Operator or such Service Provider be entitled to assert that such Service Provider has become an employee of the Owner or its Affiliates through or in connection with the rendering of Services in accordance with this Agreement.
          (d) Notwithstanding the foregoing, the Owner, in its sole discretion, may hire any Person (including any Service Provider) to serve as an employee of the Owner or its Affiliates or, if applicable, an independent contractor of the Owner or its Affiliates. The Operators shall cooperate with the Owner and its Affiliates in providing access to Service Providers, on reasonable Notice, for purposes of interviewing and other pre-application screening as the Owner may reasonably request. Each of the Operators shall not, directly or indirectly, either for itself or any other Person, discourage any Service Provider from agreeing to a direct employment or engagement with the Owner or its Affiliates or otherwise interfere with any efforts by the Owner or its Affiliates to hire or engage any Service Provider directly.
          (e) Any notice required under the Federal Workers Adjustment and Retraining Notification Act (“WARN Act”) that is, has been or shall be required of the Cenac Companies to their Employees or former employees by reason of its obligations under the WARN Act resulting from the transactions contemplated by the Purchase Agreement (including this Agreement) or any subsequent mass layoff or plant closing during the term of this Agreement has been or shall be given by the Cenac Companies. The Cenac Companies shall be solely responsible for any severance or other costs associated with the termination of the employment or engagement of any Service Provider.
          (f) The Owner and the Operators agree that the Owner is a statutory employer of the Employees solely for purposes of La. Rev. Stat. 23:1061 and not for any other purpose whatsoever. Irrespective of the Owner’s status as a statutory employer or special employer (as defined in La. Rev. Stat. 23:1031(C)) of the Employees, the Cenac Companies shall remain primarily responsible for the payment of Louisiana Workers’ Compensation benefits to the Employees and shall not be entitled to seek contribution for any such payments from the Owner or any of its Affiliates. Further, the Cenac Companies agree to protect, defend, indemnify and hold harmless the Owner Indemnified Parties from any and all claims for compensation benefits by the Employees against any of the Owner Indemnified Parties and hereby waives any right of the Cenac Companies’ insurers to seek reimbursement of any compensation benefits owed or paid.

     2.3 Employee benefit plans.
          (a) Schedule 2.3 contains a complete list of each Cenac Company Plan.
          (b) The Cenac Companies have made available to the Owner a true and correct copy (or, with respect to any unwritten arrangement, an accurate written description) of each Cenac Company Plan and, to the extent applicable, copies of any related trusts, insurance policies, amendments, third-party administration contracts, the most recent summary plan description, summary of material modifications, favorable determination letters, actuarial reports, FAS-106 reports and the three most recently filed Form 5500 annual reports filed with the Internal Revenue Service and the United States Department of Labor.
          (c) Each Cenac Company Plan intended to be qualified under Section 401(a) of the Code is and has been so qualified. Each Cenac Company Plan is and has been operated and administered in material compliance with its terms and the provisions of all applicable laws, rules and regulations, including ERISA and the Code. There are no pending actions, suits or claims against any Cenac Company Plan other than routine claims for benefits, qualified domestic relations orders and medical child support orders. The Cenac Companies and each ERISA Affiliate have made any and all required contributions to the Cenac Company Plans and have satisfied any and all taxes or other obligations related to employees of the Cenac Companies and the Cenac Company Plans as of the date of this Agreement and the transactions contemplated by this Agreement will not, either alone or in combination with any other event, result in the Owner having any liability under or related to any Cenac Company Plan. There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any of the relevant Cenac Company Plans.
          (d) Each Cenac Company Plan or compensation arrangement that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code from the period beginning January 1, 2005 to the date hereof.
          (e) Neither the execution nor the delivery of the Purchase Agreement or this Agreement nor the consummation of the transactions contemplated thereby or hereby will (either alone or in conjunction with any other event): (i) result in any payment (including severance, unemployment compensation, parachute payments or otherwise) becoming due to any employee of either of the Cenac Companies or any ERISA Affiliate; (ii) significantly increase any benefits otherwise payable under any Cenac Company Plan; or (iii) result in any acceleration of the time of payment, funding or vesting of any material benefit to the employees of either of the Cenac Companies or any ERISA Affiliate.
          (f) The Cenac Companies have provided for and will provide for the full and complete satisfaction of any and all liabilities of any kind whatsoever that the Cenac Companies may have or may hereafter incur with respect to any Service Provider, including all liabilities under any Cenac Company Plan.

     2.4 Property. All property (including intangible and intellectual property), equipment, material and technology acquired by an Operator hereunder with Owner funds shall be the property of the Owner; provided, however, that, during the term of this Agreement, the Operators shall have access to and right of use of such Owner-owned property in order to provide Services hereunder; and provided, further, that all evidences of title, books, records, manuals and other similar information respecting such property (including the Purchased Operations) shall be delivered to the Owner upon termination of this Agreement. Any property provided by the Operators or acquired with the Operators’ funds shall remain the property of the Operators.
     2.5 Citizenship. Each of the Cenac Companies is a citizen of the United States within the meaning of Section 50501 of Title 46 of the United States Code for the purpose of operating vessels in the coastwise trade of the United States and shall remain such a citizen during the term of this Agreement.
     2.6 Effective Date. The obligation of the Operators to provide the Services, and the obligation of the Owner to pay the Operators for the costs of providing the Services, shall commence on the Closing Date.
ARTICLE III
COMPENSATION
     3.1 Payment of Fees and Costs. The Cenac Companies shall be paid the Service Fee by the Owner and shall be reimbursed or paid by the Owner for all Direct Costs and Overhead Costs incurred by the Operators in connection with the performance of the Services at the rates and in the manner set forth in the Accounting Procedures. The Cenac Companies shall keep a full and complete account of all costs and expenses incurred in connection with the performance of the Services in the manner set forth in the Accounting Procedures. The Owner shall have no responsibility for, and shall not reimburse or pay: (i) any Direct Costs or Overhead Costs related to services performed by a Service Provider for any period prior to the Closing Date, including bonuses paid to Service Providers during the term of this Agreement that relate all or in part to services provided prior to the Closing Date; or (ii) any costs, expenses, liabilities, obligations, expenditures or other amounts incurred or made in violation of this Agreement or for which any Operator is liable or responsible pursuant to this Agreement or the Purchase Agreement.
     3.2 Billing and Payment. The Cenac Companies shall submit monthly invoices to the Owner including itemized statements setting forth, in reasonable detail, the Service Fee and the Direct Costs and related Overhead Costs incurred or paid by the Operators in providing the Services for the preceding calendar month. The Cenac Companies shall provide to the Owner, at the Owner’s reasonable request, appropriate documentation supporting the incurrence of Direct Costs and related Overhead Costs, including receipts, time sheets and similar documentation. The Owner agrees to pay the Cenac Companies such Service Fee, Direct Costs and Overhead Costs within ten (10) days of its receipt of each such monthly invoice. The Cenac Companies and the Owner may arrange on mutually acceptable terms for the payment by the Owner of Direct Costs on an “as incurred” basis, and the invoice for any month in which such payments have been made need not include such payments (or, if included, shall reflect such payments as credits to the Direct Costs otherwise due). In no event shall the Owner directly pay or be deemed to have directly paid any Direct Costs provided for in Section 4(a), 4(b) or 4(d) of Exhibit B, it being agreed and acknowledged that the Owner’s sole responsibility hereunder with respect to any such costs is to reimburse the Cenac Companies for such costs incurred by them, to the extent provided herein.
     3.3 Billing Disputes. Should there be a dispute as to the propriety or accuracy of any invoiced amounts, the Owner shall pay all undisputed amounts shown on each invoice, but shall be entitled to withhold payment of any amount in dispute and shall promptly notify the Operators of such disputed amount. The Operators shall provide the Owner with records relating to the disputed amounts so as to enable the parties to resolve the dispute.
ARTICLE IV
COVENANT AGAINST COMPETITION
     4.1 As an essential consideration for the obligations of the Owner under this Agreement, each of the Operators hereby agrees and covenants that, for a period commencing on the date of this Agreement and ending on the second anniversary of the respective dates of the last work performed hereunder:
          (a) within the Restricted Territory, each of the Operators shall not, directly or indirectly, whether as principal, agent, employee, shareholder or other equity holder (other than a holding of shares listed on a United States stock exchange or automated quotation system that does not exceed five percent of the outstanding shares so listed), owner, investor, partner or otherwise, individually or in association with any other Person: (A) carry on or engage in any manner in the Restricted Business, (B) solicit customers of the Restricted Business, (C) become the employee of, or otherwise render services on behalf of, any Person that carries on or engages in a business similar to the Restricted Business or (D) induce or attempt to induce any customer, supplier, licensee or business relation of the Owner or any of its Affiliates to cease doing business with the Owner or any of its Affiliates, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of the Owner or any of its Affiliates with the Owner or any of its Affiliates, provided that this Section 4.1(a) shall not prohibit Stockholder’s equity ownership in Horizon Maritime for so long as the Asphalt Business Limitation is satisfied; and
          (b) each of the Operators shall not, directly or indirectly, either for himself or any other Person, (A) solicit or induce or attempt to solicit or induce any employee of or independent contractor providing services to the Owner or any of its Affiliates to leave the employ of or to cease providing services to the Owner or any of its Affiliates, (B) in any way interfere with the relationship between the Owner or any of its Affiliates and any employee of or independent contractor providing services to the Owner or any of its Affiliates or (C) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of the Owner or any of its Affiliates or any independent contractor of Owner or any of its Affiliates who had been an employee of any Operator or its Affiliates.
     4.2 Any dispute, controversy or claim arising out of or in connection with this Article IV, including the alleged breach of Section 4.1 or a challenge to its validity or enforceability, shall be settled exclusively by final and binding arbitration in Tarrant County, Texas, administered by the American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules of the AAA; provided, however, that nothing herein is or shall be deemed to preclude Buyer’s resort to the interim relief prescribed in Section 4.3, below. The arbitrator(s) shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of arbitrator(s) within thirty days following receipt by one party of the other party’s Notice of desire to arbitrate, the arbitrator(s) shall be selected from a panel or panels of persons submitted by the AAA. The selection process shall be that which is set forth in the AAA Commercial Arbitration Rules then prevailing, except that, if the parties fail to select arbitrator(s) from one or more panels, AAA shall not have the power to make appointment(s) but shall continue to submit additional panels until arbitrator(s) have been selected. The jurisdiction of the arbitrator(s) and the arbitrability of any claim, defense, issue or objection raised by any party shall be decided by the arbitrator(s) in the first instance. Judgment on the award entered by the arbitrator(s) may be entered by any court having jurisdiction thereof. All aspects of the arbitration and matters subject thereto shall remain confidential. The parties will each bear their own attorneys’ fees and costs in connection with any dispute or controversy, except as provided in Section 4.3, below.
     4.3 In the event of a breach or threatened breach by any of the Operators of any of the provisions of this Article IV, the Owner shall have the right to seek interim relief from AAA pursuant to the Optional Rules for Emergency Measures of Protection contained in the Commercial Arbitration Rules of the AAA (including the arbitrator selection procedures provided for in such Optional Rules for Emergency Measures of Protection, which shall govern the selection of arbitrator(s) for purposes of this Section 4.3) or from a court of competent jurisdiction. The Operators acknowledge that the Owner will suffer irreparable damage or injury not fully compensable by money damages, or the exact amount of which may be impossible to ascertain, and therefore will not have an adequate legal remedy. Accordingly, the Owner will be entitled to obtain any interim relief necessary or appropriate to prevent or curtail any such breach, threatened or actual, without the necessity of posting security or showing any actual damages or irreparable injury. Such interim relief may include, but is not limited to, (i) temporary or permanent injunctive relief for the enforcement of this Article IV, (ii) a decree for the specific performance of this Article IV or (iii) the Owner’s reasonable attorneys’ fees, costs and expenses related to such interim relief; provided, however, that the Owner agrees to pay for any Operator’s reasonable attorneys’ fees, costs and expenses related to interim relief sought by the Owner in the event that the Operators prevail and no such interim relief is granted. Such interim relief is in addition to any other rights the Owner may have, including the right to seek damages.
     4.4 The Owner and each of the Operators hereby agree that this Article IV is a material and substantial part of the transactions contemplated by this Agreement. Each of the Operators further agrees and acknowledges that the covenants in Section 4.1 are reasonable with respect to their duration, scope and geographical area.
     4.5 The covenants in this Article IV are severable and separate, including within provisions, subparts or portions thereof, and the unenforceability of any specific covenant, provision or subpart thereof in this Article IV is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Article IV. If any arbitrator or panel of arbitrators, or any court pursuant to Section 4.3 above, determines that the terms, scope, time or territorial restrictions set forth in Section 4.1 are unreasonable as applied to an Operator, the parties hereto acknowledge their mutual intention and agreement that the offending provisions, subparts or portions thereof be severed and the remaining provisions and restrictions be enforced to the fullest extent permitted by law as the arbitrator(s) or court (pursuant to Section 4.3 above) deems reasonable, and thereby shall be reformed to that extent. All the covenants, provisions and subparts thereof in this Article IV are intended by each party hereto to, and shall, be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any of the Operators against the Owner, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Owner of any covenant, provision or subpart in this Article IV. The covenants contained in this Article IV shall not be affected by any breach of any other provision hereof by any party hereto and shall not prevent any Operator from rendering the Services to the Owner in accordance with this Agreement.
ARTICLE V
AUDITS
     On not less than thirty (30) days’ advance written Notice to the Operators, the Owner or its authorized representative(s) shall have the right during regular business hours to audit all books and records of the Operators relating to the performance by the Operators of the obligations hereunder. The Operators acknowledge and agree to cooperate with the Owner’s audit of such books and records for any reason relating to any Operator’s performance under this Agreement, including the Owner’s investigation of the accuracy of amounts billed, demanded or paid hereunder for Services and the Operator’s compliance with all Environmental Laws, other applicable Laws, safety policies and practices. All audits shall be completed in a reasonable time frame not to exceed ninety (90) days per audit. The Owner shall have two (2) years after the termination of this Agreement during which to conduct an audit of the Operators’ books and records relating to the performance by the Operators of the obligations hereunder, and any claim arising out of or based in whole or in part on the information produced or obtained by the performance of any such audit must be made, if at all, within such two-year period. The audit rights set forth herein shall survive termination of this Agreement. In addition, the Operators shall promptly provide information from or access to its books and records that the Owner or any of its Affiliates request in connection with the preparation, audit or performance of any procedures with respect to the financial statements of the Owner or its Affiliates and shall cooperate with the Owner in the implementation of internal controls, recordkeeping and other systems, practices or policies required by Law (including the Sarbanes-Oxley Act of 2002) and GAAP with respect to the Purchased Operations.
ARTICLE VI
RELATIONSHIP OF THE PARTIES
     6.1 General Principles Regarding Relationship of the Parties.
          (a) The Owner shall have the right (but shall not have any obligation hereunder) to monitor, consult with and make suggestions to the Operators in connection with the performance of their obligations under this Agreement, provided that in no event shall the

Owner direct or control the Operators or the Service Providers in connection therewith. The parties agree that the Operators shall be independent contractors with respect to their relationship to the Owner under this Agreement. By virtue of entering into this Agreement and/or performing the Services (including performance by use of Service Providers), the Operators shall not be deemed to be, nor shall the Operators or the Service Providers represent or hold themselves out as, agents or attorneys-in-fact of the Owner or any of its Affiliates except as expressly provided for in this Agreement. This Agreement does not create a partnership or joint venture between any of the parties hereto.
          (b) Neither this Agreement nor the performance by any of the parties of their respective obligations hereunder shall operate to convey, license or otherwise transfer from one party to another any (i) trade secrets or, (ii) except as expressly provided otherwise, patent, know-how or other intellectual property rights.
ARTICLE VII
INDEMNIFICATION
     7.1 Indemnity by the Cenac Companies. Each of the Cenac Companies, jointly and severally, agrees to indemnify each Owner Indemnified Party against, and hold each Owner Indemnified Party harmless from and against, any and all claims, actions, causes of action, proceedings, arbitrations, losses, damages, liabilities, judgments, fines, amounts, penalties, assessments and expenses (including reasonable attorneys’ fees and costs of investigation and defense) (the “Indemnified Amounts”) asserted by a Third Party or sustained or incurred by such Owner Indemnified Party with respect to a Third Party that arise from, are based on or relate or otherwise are attributable to (i) the gross negligence or willful misconduct of any Operator (or any Service Provider, agent of any Operator or other Person performing obligations of an Operator hereunder) in the performance or nonperformance of the Services or (ii) any alleged violation or violation by any Operator (or any Service Provider, agent of an Operator or other Person performing obligations of an Operator hereunder) of (A) any Laws related to the employment of labor, including Laws relating to withholding of Taxes, employee benefits, employment discrimination, harassment and retaliation or wages, hours or other fair labor standards or (B) the terms of the Cenac Company Plans; provided that the Cenac Companies shall not be obligated to indemnify the Owner Indemnified Parties to the extent that such Indemnified Amounts relate to a breach by Owner of this Agreement.
     7.2 Indemnity by the Owner. The Owner shall indemnify each Operator Indemnified Party against, and hold each Operator Indemnified Party harmless from and against, any and all Indemnified Amounts asserted by a Third Party or sustained or incurred by such Operator Indemnified Party with respect to a Third Party that arise from, are based on or relate or otherwise are attributable to the performance or nonperformance of the Services, in each case except to the extent such Indemnified Amount relates to (i) a matter for which indemnification would be provided under Section 7.1 or (ii) a breach by any Operator of this Agreement.
     7.3 General Provisions.

          (a) All claims for indemnification hereunder shall be asserted and resolved subject to and in accordance with the provisions of Section 7.5 of the Purchase Agreement.
          (b) In no event shall the Owner or any Operator be liable under this Article VII or otherwise in respect of this Agreement for exemplary, special, punitive, indirect, remote, speculative or consequential damages except to the extent an Owner Indemnified Party (in the case of liabilities of an Operator hereunder) or an Operator Indemnified Party (in the case of liabilities of the Owner hereunder) suffer such damages to a Third Party. The indemnification provisions in this Article VII shall be enforceable regardless of whether any Person (including the Person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory or comparative negligence of the Person seeking indemnification or the sole or concurrent strict liability imposed upon the Person seeking indemnification.
          (c) Any indemnification payment hereunder shall be net of any third party insurance proceeds received by the Indemnified Party and the amount of indemnification payable under this Agreement shall not include the amount of any third party insurance proceeds actually recovered by the Indemnified Party with respect to a liability. If the amount to be netted hereunder from any payment by the Indemnifying Party is determined after the Indemnifying Party has already paid any amount required to be paid pursuant to this Agreement, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Agreement had such determination been made at the time of such payment.
          (d) Nothing in this Agreement shall be construed to supersede or limit the indemnification rights and obligations in the Purchase Agreement.
ARTICLE VIII
INSURANCE
     8.1 Interim Insurance. Each Cenac Company represents, warrants and agrees that (i) no insurance policy relating to the Purchased Operations or any Service Provider has, within the past six months, terminated or otherwise experienced any lapse in coverage, (ii) the Owner and its Affiliates are, as of the date hereof, named insureds under the Cenac Marine Policies, (iii) the Cenac Employer Policies include, as of the date hereof, “Alternate Employer” and “Borrowed Servant” endorsements in favor of the Owner and its Affiliates and (iv) that the Cenac Companies have and will waive and require the insurers under the Existing Cenac Policies to waive any right of subrogation or recovery against the Owner and its Affiliates. The Cenac Companies agree to carry or maintain or cause to be carried or maintained the Existing Cenac Policies (naming Owner and its Affiliates as insureds or alternate employer(s) or borrowed servant(s) and waiving subrogation as provided in the preceding sentence) until the expiration of the Interim Period. Material changes or cancellations of any Existing Cenac Policies during the Interim Period will be effective only after notice is received by the Cenac Companies from the applicable insurance company at least thirty (30) days in advance of any such change or cancellation, and the Cenac Companies agree to notify the Owner of any such change or cancellation within three (3) business days of the Cenac Companies’ receipt of notice from the applicable insurer. The insurance provided for in this Section 8.1 shall be primary insurance, and any other insurance maintained or caused to be maintained by the Owner or its Affiliates shall be excess and not contributory with such insurance. This Section 8.1 shall not be construed as a limitation on Owner’s ability to carry or maintain or cause to be carried or maintained during the Interim Period automobile liability or other insurance covering liabilities arising out of its ownership of the Purchased Operations or the Services performed by the Operators for the Owner under this Agreement.
     8.2 The Owner’s Insurance Requirements.
          (a) From the expiration of and after the Interim Period, throughout the remainder of the term of this Agreement, the Owner will carry or maintain or cause to be carried or maintained, at a minimum, the following insurance coverages:
          (i) general liability insurance with limits of $1,000,000 combined single limit per occurrence covering liabilities arising out of the Services performed by the Operators for the Owner under this Agreement;
          (ii) automobile liability insurance with limits of $1,000,000 combined single limit per accident/occurrence for bodily/personal injury and property damage, including coverage for all owned, hired and non-owned vehicles or automotive equipment covering liabilities arising out of the Services performed by the Operators for the Owner under this Agreement;
          (iii) excess liability limits in the amount of $10,000,000 per occurrence in excess of the primary liability limits above;
          (iv) protection and indemnity insurance (Form SP 23 or equivalent) on the Vessels and general liability insurance for the Purchased Operations with an overall limit of $200,000,000 per occurrence, including coverage for marine crew, pollution liability, removal of wreck, collision and tower’s liability, cargo legal liability, third-party bodily injury and property damage liability, including contractual liability coverage; and
          (v) hull and machinery insurance (Form American Institute Hull Clauses or American Institute Tug Form where applicable or equivalent) on the Vessels for values and amounts as deemed prudent by the Owner.
The insurance provided for in this Section 8.2(a) shall be primary insurance and any other insurance maintained or caused to be maintained by the Operators or their respective Affiliates shall be excess and not contributory with such insurance. All such insurance policies shall be placed with insurers maintaining a minimum rating of A– by the A.M. Best Company or equivalent. The Owner may elect any level of retention, co-insurance or self-insurance deemed prudent and reasonable by the Owner.
          (b) With respect to each of the policies described in Section 8.2(a) above, the Owner shall waive and require its insurers to waive any right of subrogation or recovery against each Operator. With respect to each of the policies described (x) in Sections 8.2(a)(i), (ii) and (iii) above, each Operator shall be named as an additional insured in respect of the Services and the other rights and obligations provided for hereunder and (y) in Sections 8.2(a)(iv) and (v) above, each Operator shall be named as an insured in respect of the Services and the other rights and obligations provided for hereunder.
          (c) Non-renewal, material change or cancellation of policies described in Section 8.2(a) above will be effective only after written notice is received by the Owner from the applicable insurance company at least thirty (30) days in advance of any such non-renewal, change or cancellation, and the Owner shall notify Cenac Towing of any such non-renewal, change or cancellation within three (3) business days of the Owner’s receipt of such notice from the applicable insurer.
          (d) The Owner will deliver to the Operators certificates of insurance upon request.
     8.3 The Cenac Companies’ Insurance Requirements.
          (a) From the expiration of and after the Interim Period, throughout the remainder of the term of this Agreement, the Cenac Companies will carry or maintain or cause to be carried or maintained, at a minimum, workers’ compensation insurance with statutory limits in accordance with all applicable state and federal Laws, and employer’s liability insurance of $1,000,000 per accident/occurrence, including Maritime Employer’s Liability on non-marine crew personnel, including U.S. Longshoremen’s and Harbor Worker’s Compensation Act Liability (including the Outer Continental Shelf Lands Act) for statutory limits, and including “Alternate Employer” and “Borrowed Servant” endorsements in favor of the Owner and its Affiliates, covering all employees of the Cenac Companies and their respective Affiliates performing work in connection with the Services for the Owner under this Agreement. The insurance provided for in this Section 8.3(a) shall be primary insurance, and any other insurance maintained or caused to be maintained by the Owner or its Affiliates shall be excess and not contributory with such insurance. All such insurance policies shall be placed with insurers maintaining a minimum rating of A– by the A.M. Best Company or equivalent.
          (b) With respect to each of the policies described in Section 8.3(a) above, the Cenac Companies shall waive and require their insurers to waive any right of subrogation or recovery against the Owner and its Affiliates.
          (c) Non-renewal, material change or cancellation of policies described in Section 8.3(a) above will be effective only after written notice is received by the Cenac Companies from the applicable insurance company thirty (30) days in advance of any such non-renewal, change or cancellation, and the Cenac Companies shall notify the Owner of any such non-renewal, change or cancellation within three (3) business days of the Cenac Companies’ receipt of such notice from the applicable insurer.
          (d) The Cenac Companies will deliver to the Owner certificates of insurance upon request.

     8.4 Contractors. The Cenac Companies shall use reasonable efforts to require reasonable indemnification and insurance protection from contractors performing Services for the Owner to protect the Owner and its Affiliates and the Cenac Companies. All policies of insurance carried or maintained by any contractor or subcontractor performing Services shall name the Owner and its Affiliates and the Cenac Companies as additional insureds and such policies shall be required to be primary to and non-contributory with any other insurance carried or maintained by the Owner or its Affiliates or the Cenac Companies.
     8.5 Liability. The limits set forth in Sections 8.2(a) and 8.3(a) shall not be construed to limit the Owner’s or the Cenac Companies’ liability, respectively. The Operators acknowledge that the Excluded Liabilities include any liability or obligation arising out of or relating to the Existing Cenac Policies prior to the Closing.
     8.6 Costs and Reimbursement; Handling of Claims. All of the Owner’s costs with respect to insurance required by Section 8.2, including deductible amounts and premiums, will be borne by the Owner. The Cenac Companies’ costs with respect to insurance required by Sections 8.1 and 8.3, including deductible amounts and premiums, shall be reimbursed or paid by the Owner in accordance with and to the extent provided in the Accounting Procedures. The Operators and the Owner agree promptly to perform all necessary functions to assert claims pursuant to the respective policies provided for in this Article VIII, including providing all necessary documentation to the applicable insurers during the claims process and informing the other party of the status of any claims involving such other party upon the reasonable request of such other party.
ARTICLE IX
TERM AND TERMINATION
     9.1 Term. This Agreement shall be in effect from the Closing Date and shall thereafter continue until termination as of the second anniversary of the Closing Date unless sooner terminated in accordance with Section 9.2 or Section 9.3 below.
     9.2 Termination or Reduction of Services by the Owner.
          (a) The Owner shall have the right to terminate this Agreement in its entirety upon the delivery of not less than ninety (90) days prior Notice to the Operators, which Notice may be given for any reason.
          (b) Notwithstanding the termination set forth in Section 9.2(a) above, the Owner shall have the right to notify the Operators at any time, and from time to time, of its desire to discontinue some (but less than all) of the Services (including Services respecting particular Purchased Operations) and, in such event, the parties shall take those steps necessary to effect such discontinuance at the earliest practicable date consistent with the standard set forth in Section 2.1(b) hereof, it being further agreed that the right of the Cenac Companies to any Direct Costs relating to the provision of such Services shall terminate effective on the date that the Operators cease to be required to perform such Services.
     9.3 Termination by the Operators. The Operators shall have the right to terminate this Agreement (i) should the Owner fail to pay any amounts owing to the Operators hereunder (unless such amounts are the subject of a Notice of dispute in accordance with Section 3.3, pending which no such failure shall be deemed to have occurred for purposes of this Section 9.3) or otherwise materially fail to fulfill its obligations hereunder, in either case if the Owner has not cured such failure within 90 days after Notice from the Operators thereof, (ii) should the Partnership fail to make the Price Protection Payment to the extent required by Section 1.6 of the Purchase Agreement (unless such payment is the subject of a good faith dispute by the Partnership, pending which no such failure shall be deemed to have occurred for purposes of this Section 9.3), if such failure has not been cured within 30 days after Notice from the Operators thereof or (iii) on or after the applicable Insurance Cancellation Date, if (A) the Owner has failed to provide the insurance coverage required by Section 8.2(a)(iv), (B) such failure has not been cured (either by reinstatement of comparable insurance or placement of a bond or other similar form of assurance for loss) prior to the Insurance Cancellation Date and (C) such failure did not result from the action or inaction of any Operator or Service Provider.
     9.4 Effect of Termination. The termination of this Agreement shall not relieve any party of its indemnity obligations under Article VII or its obligations to pay any amounts of money due and accrued hereunder prior to such termination. Upon termination, the Operators shall promptly deliver to the Owner possession and control of the Purchased Operations (including books and records) and any assets of the Owner related thereto or to the Owner’s businesses that are in the possession or under the control of the Operators in such manner and at such locations as the Owner may reasonably specify. In connection with the termination of this Agreement or any Services hereunder, the Operators shall use reasonable efforts to obtain any approvals or consents from or assist in any filings with Governmental Bodies or other Persons that may be required by Law or necessary or appropriate in the reasonable discretion of the Owner for the operation of the Purchased Operation by the Owner.
ARTICLE X
MISCELLANEOUS
     10.1 Dispute Resolution.
          (a) If a dispute, controversy or claim arises between the parties relating to the interpretation or performance of this Agreement or the grounds for the termination hereof (“Dispute”), appropriate senior executives of the Owner and the Operators who shall have the authority to resolve the matter shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. The initial meeting between the appropriate senior executives, which shall be held within 10 business days of Notice to the other party of the Dispute in Houston, Texas or such other place as the parties may mutually agree, shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to attempted resolution of such Dispute shall be treated as confidential information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible. If the senior executives are unable to resolve the Dispute within 30 days from the Dispute Resolution Commencement Date, and any of the parties wishes to pursue such Dispute, then the Dispute shall be mediated by a mutually acceptable mediator within 30 days after written notice by one party to the other demanding non-binding mediation. No party may unreasonably withhold consent to the selection of a mediator. The mediation shall be held in Houston, Texas or at such other place as the parties may mutually agree. The Owner, on one hand, and the Operators, on the other hand, shall share the costs of the mediation equally, except that each party shall bear its own costs and expenses, including attorney’s fees, witness fees, travel expenses, and preparation costs.
          (b) A party may seek relief from a court of competent jurisdiction with respect to a Dispute if the parties are unable to resolve such Dispute pursuant to the provisions of Section 10.1(a) above, provided that any Dispute regarding any claim where interim relief from a court of competent jurisdiction is sought to prevent serious and irreparable injury to one of the parties or to others is not required to be negotiated or mediated prior to seeking relief from such a court, and provided further that Disputes arising out of or in connection with Article IV are not subject to this Section 10.1 and shall be resolved pursuant to the provisions of Article IV.
     10.2 Entire Agreement. This Agreement, including all schedules and exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the parties hereto.
     10.3 Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any provisions of this Agreement.
     10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been received only if and when (a) personally delivered, (b) on the third day after mailing, by United States mail, first class, postage prepaid or by certified mail return receipt requested, addressed in each case as follows (or to such other address as may be specified by like notice) or (c) received by facsimile at the facsimile number listed below:
     If to the Owner, to:
TEPPCO Marine Services, LLC
1100 Louisiana Street, 16th Floor
Houston, Texas 77002
Attn:      President
Fax:      (713) 381-3957
with a copy to:
TEPPCO Partners, L.P.
1100 Louisiana Street, 16th Floor
Houston, Texas 77002
Attn:      General Counsel
Fax:       (713) 381-3957

     If to any of the Operators, to:
Cenac Towing Co., Inc.
141 Bayou Dularge Road
Houma, LA 70363
-or-
P.O. Box 2617
Houma, LA 70361
Attn:      Arlen B. Cenac, Jr.
Fax:       (985) 223-1350
with a copy to:
Duval, Funderburk, Sundbery, Lovell & Watkins P.C.
101 Wilson Avenue
Houma, LA 70364-3137
Attn:       C. Berwick Duval, II
Fax:       (985) 851-1490
     10.5 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that the Owner may assign any of its rights and delegate any of its obligations under this Agreement to another subsidiary of the Partnership. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 10.5.
     10.6 Limitation of Liability. Nothing in this Agreement shall be construed to deprive any of the Operators, the Owner or any other entity that satisfies the requirements of 46 U.S.C. Chapter 305 from claiming the right to limitation of liability against third parties provided by any applicable Law.
     10.7 Choice of Law. This Agreement shall be governed by the general maritime laws of the United States, to the extent applicable, and otherwise by the internal laws of the State of Texas (without regard to the choice of law provisions thereof).
     10.8 Jurisdiction and Venue. Without limiting the provisions of Section 7.5 of the Purchase Agreement, and subject to the provisions of Article IV and Section 10.1, the parties hereby consent to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereunder in any federal or state court in Tarrant County, Texas, and the parties agree that service of process may be accomplished pursuant to Section 10.4 above. Each party hereto hereby waives its right to trial by jury in connection with any suit, action or proceeding relating to this Agreement.

     10.9 Construction; Section Headings; Table of Contents. The language used in this Agreement shall be deemed to be the language the parties hereto have chosen to express their mutual intent, and no rule of strict construction will be applied against any party hereto. The Section headings and any table of contents contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     10.10 Severability. Any term or provision (or subpart or portion thereof) of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision (or subpart or portion thereof) of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
     10.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     10.13 Specific Performance. The Operators acknowledge that money damages alone shall not adequately compensate the Owner in the event of a breach of this Agreement. Therefore, the Operators agree that, in addition to all remedies available at law, in equity or under this Agreement, the Owner shall be entitled to injunctive relief for the enforcement of this Agreement.
     10.14 Force Majeure.
          (a) Neither party shall be liable to the other party for its failure or delay in performing its obligations hereunder (other than its obligation to pay money) due to any contingency beyond such party’s control including acts of God, fires, floods, wars, acts of war, sabotage, terrorism, accidents, good faith compliance with applicable Laws or any other similar contingency.
          (b) The party affected by force majeure will give prompt written Notice to the other party of the nature and probable duration of the force majeure situation as well as of the termination of such force majeure situation. The party affected by force majeure will diligently use all reasonable efforts to remove the force majeure event as promptly as possible. A force majeure affecting the performance hereunder by either party shall not relieve such party of liability in the event of its concurring negligence or in the event that it fails to comply with the immediately preceding sentence to remove such event.
* * * Remainder of page intentionally left blank * * *

     IN WITNESS WHEREOF, this Agreement has been duly executed effective as of the date first written above.

TEPPCO MARINE SERVICES, LLC

By:	/s/ William G. Manias William G. Manias
Vice President and Chief Financial Officer

CENAC TOWING CO., INC.

By:	/s/ Arlen B. Cenac, Jr.

Arlen B. Cenac, Jr.
President

CENAC OFFSHORE, L.L.C.

By:	/s/ Arlen B. Cenac, Jr.

Arlen B. Cenac, Jr.
Managing Member

/s/ Arlen B. Cenac, Jr.

Arlen B. Cenac, Jr.
Signature page to TEPPCO-Cenac Transitional Operating Agreement

Exhibit A
Attached to and made part of
that certain Transitional Operating Agreement
dated February 1, 2008,
by and between the Owner and the Operators.
Services
          1. Operating Services
               (a) Supervising and conducting the day-to-day operation, maintenance (including preventative maintenance), safety and general efficiency of the Purchased Operations to ensure the seaworthiness and maintenance condition of the Purchased Operations in accordance with sound maritime and operating practices and applicable Law.
               (b) Arranging for, supervising and paying for general and routine repairs, alterations and maintenance of the Purchased Operations, and periodically providing the Owner with a description of such repairs, alterations and maintenance.
               (c) Preparing and retaining appropriate records and logs associated with operations and maintenance of the Purchased Operations as required by applicable Law or prudent operating practices, which records and logs shall be made available to the Owner upon reasonable request.
               (d) Purchasing the necessary stores, spares, lubricating oil, supplies and equipment, and periodically providing the Owner with a description of such stores, spares, lubricating oil, supplies and equipment.
               (e) Appointing such surveyors, supervisors, technical consultants and other support for the Purchased Operations as may be necessary from time to time.
               (f) Providing technical and shoreside support for the Purchased Operations and attending to all other technical matters necessary for the operation of the Purchased Operations.
               (g) Handling of the Purchased Operations while in ports or transiting canals either directly or by use of vessel agents.
               (h) Procuring and arranging for port entrance and clearance, pilots, vessel agents, consular approvals, and other services necessary or desirable for the management and safe operation of the Purchased Operations.
               (i) Performing all usual and customary duties concerned with the loading and discharging of cargoes at all ports.

               (j) Arranging for the prompt dispatch of each of the Vessels from loading and discharging ports and for transit through canals.
               (k) Paying all ordinary charges incurred in connection with the management of the Purchased Operations, including all canal tolls, port charges, any amounts due to any Governmental Body with respect to the crew and all duties and taxes in respect of cargo or freight (whether levied against a Vessel or the Owner).
               (l) Assisting in maintaining contacts with Governmental Bodies and communities and their representatives associated with the Purchased Operations on behalf of the Owner.
               (m) In such form and on such terms as may be requested by the Owner, promptly reporting to the Owner each Vessel’s movement, position, arrival and departure dates, material casualties and damages received or caused by each Vessel.
               (n) If the Owner requests, providing the Owner with a copy of any vessel inspection reports, valuations, surveys, insurance claims and other similar reports prepared by ship brokers, valuators, surveyors, classification societies and insurers.
               (o) Arranging and paying for any licenses, permits, franchises, registrations and similar authorizations of any Governmental Body which are necessary or used in the operation of the Purchased Operations.
               (p) Maintaining registration of the Purchased Operations under the relevant flag and in accordance with applicable Laws and registration of the Purchased Operations with the relevant classification society and other authorities as may be required for obtaining trading, canal, and other marine certificates.
               (q) Supervising and managing all operations centers relating to the Purchased Operations.
               (r) Ensuring that the applicable Laws of the flag of the Vessels and all places where any Vessels trade are satisfied in respect of manning levels, rank, qualification and certification of the crew.
               (s) Ensuring that all members of the crew are physically and otherwise capable and fit for the duties for which they are engaged.
               (t) Arranging for all transportation (including repatriation), board and lodging for the crew as and when required at rates and types of accommodations as customary in the industry.
               (u) Keeping and maintaining all administrative and financial records relating to the crew as required by applicable Law and rendering to the Owner any and all reports when, as and in such form as requested by the Owner.

               (v) Providing technical services for purposes of trouble-shooting operational problems, improving facilities and equipment performance, upgrading or repairing equipment and/or or meeting applicable regulatory or safety requirements.
          2. Environmental and other Compliance
               (a) Maintaining compliance with all Environmental Laws, all other applicable Laws, and prudent operating practices in respect of the Purchased Operations, including conducting environmental investigations and remediation activities applicable to the Purchased Operations and their operation.
               (b) Implementing safety, health, environmental, training, emergency response, spill response and other programs in connection with the operation, maintenance and repair of the Purchased Operations, in each case as may be required by prudent operating practices or under applicable Law.
               (c) Maintaining cleaning operations for the Purchased Operations, and undertaking of lawful disposal of wastes generated by such cleanup.
               (d) Making the required incident reports and notifications, performing release response actions and otherwise maintaining compliance with the Oil Pollution Act, the Comprehensive Environmental Response, Compensation and Liability Act and other relevant Environmental Laws.
               (e) Maintaining Vessel Spill Response Plans pursuant to Section 1321(j) of the Clean Water Act.
               (f) Maintaining the requisite level of financial responsibility required under one of the mechanisms established in 33 C.F.R. § 138.80, filing any and all required forms, financial statements and affidavits and performing any and all audits or certifications that may be required by such regulations.
               (g) Not taking any action that would cause the financial responsibility mechanism referred to in 2.(f) to fail or otherwise become invalid until such time that responsibility for handling the certificates of financial responsibility for all of the Purchased Operations has been transferred to the Owner.
               (h) Transferring required environmental and other Permits from the Operators to the Owner and vice versa in connection with the provision or termination of Services.
          3. Administrative Services
               (a) Providing day-to-day supervision, administrative and related services required in connection with the business and affairs of the Owner in respect of the Purchased Operations.

               (b) Maintaining all pertinent books and records relating to the business and affairs of the Owner in respect of the Purchased Operations.
               (c) Processing accounts incurred by the Owner in connection with the provision of services using the Purchased Operations.
          4. Third Party Claims
          Subject to Article VII of this Agreement, handling claims and paying damages up to $10,000 per occurrence occurring as a result of, or settling claims made in connection with, the Purchased Operations. The Operators shall promptly notify the Owner in writing whenever it reasonably believes that a claim may involve payment of more than $10,000 per occurrence, in which event, the handling of such claims shall remain the responsibility of the Operators, unless otherwise notified by the Owner; provided, however, that (i) the Operators shall not settle any such claims or pay any damages in connection therewith without the prior written consent of the Owner and (ii) in no event shall the Owner have any responsibility for the resolution of any claims made under any of the Cenac Company Plans.
          5. Marketing Services
               (a) Engaging in such marketing and promotional activities for the benefit of the Owner with respect to the Purchased Operations for the purpose of maintaining and expanding the utilization of the Purchased Operations by existing and potential customers.
               (b) Maintaining for marketing-related purposes for the benefit of the Owner such ongoing communications with current and potential customers using the Purchased Operations, including holding periodic meetings with customers.
          6. Financial Reporting and General Accounting
               (a) Assisting the Owner with year-end financial audits and quarterly financial reviews performed by the Owner’s independent accountants with respect to the Purchased Operations.
               (b) In coordination with the Owner, closing the books relating to the Services monthly, including without limitation preparing manual and automatic journal entries, inputting journal entries and/or vouchers, preparing, adjusting and reclassifying journal entries, reviewing and reconciling account balances and maintaining accounting internal controls in accordance with GAAP and the Owner’s policies.
               (c) In coordination with the Owner, managing the accounting policy and procedures documentation process, recommending and implementing accounting process improvements and assisting the Owner with changes that affect accounting and financial reporting.

               (d) Maintaining and validating inventory costs, reconciling physical inventory to book inventory monthly, processing inventory-related adjustments and updating posting of additions and uses of inventory.
               (e) Processing employee payroll (including tax filing and payments, reconciling payroll register to general ledger monthly, and check distribution) and benefits transactions and expense reports in coordination with the monthly close process.
               (f) Preparing and delivering the following financial reports and information relating to the Purchased Operations by the tenth (10th) business day of the following month along with other information reasonably requested by the Owner:
(i)	balance sheet;

(ii)	income statement;

(iii)	trial balances in electronic format to be agreed upon with the Owner;

(iv)	accounts receivable aging report;

(v)	accounts payable detail;

(vi)	capital expenditure detail in format to be agreed upon with the Owner; and

(vii)	revenue by customer.
               Beginning 90 days after the date hereof, the Operators will prepare reasonable estimates of the above-referenced financial information by the seventh (7th) business day of the following month along with other information reasonably requested by the Owner.
          7. Accounts Receivable and Billing
               (a) Maintaining appropriate records for all customers, performing billing processes (preparing sales invoices and monthly customer statements as appropriate), reporting related tax information, processing and reconciling payments to billings, reconciling accounts to the general ledger monthly and, in coordination with the Owner, responding to customer account inquiries.
               (b) In cooperation with the Owner, establishing valuation reserves for bad debts and conducting accounts receivable collection efforts and credit checks.
          8. IT Services
          Providing the use, support, maintenance (including general hardware/software troubleshooting, training, license/copyright compliance and preventative system maintenance), system backup and recoveries, database management, security administration (including systems procedures and controls documentation) for any technical systems and services related to the operation of the Purchased Operations.

          9. Audits
          Making available all information required for any federal, state or local regulatory agency audits relating to the Purchased Operations and cooperating with the Owner in responding to any such audits.
          10. Transition Services
          Providing such services relating to legal, accounting, human resources, treasury, tax, audit, information technology, finance and financial reporting, accounts receivable and billing and other services as directed by the Owner, from time to time, to facilitate and support the transition of the operation and maintenance of the Purchased Operations from the Operators to the Owner and the Owner’s designee(s).

Exhibit B
Attached to and made part of
that certain Transitional Operating Agreement
dated February 1, 2008,
by and between the Owner and the Operators.
Accounting Procedures
          This Exhibit shall govern the accounting procedures with regard to the billing costs incurred in connection with the performance by the Operators of the Services pursuant to this Agreement. These Accounting Procedures shall be effective throughout the term of this Agreement.
          1. General Provisions
               (a) Adjustments: Except as otherwise provided in this Agreement, the Owner’s payment of any invoices submitted by the Cenac Companies shall not prejudice the right of the Owner to protest or question the correctness or appropriateness thereof; provided, however, all invoices and statements rendered to the Owner under the Agreement shall conclusively be presumed to be true and correct after twenty (24) months following termination of the Agreement, unless prior to the end of said twenty-four month period the Owner takes written exception thereto and makes a claim against the Cenac Companies for adjustment.
               (b) Financial Records: The Cenac Companies shall maintain accurate books and records in accordance with this Agreement, GAAP and the prescribed accounting requirements or system of accounts mandated by any Governmental Body having jurisdiction over either of the Cenac Companies, the Owner or their respective businesses.
               (c) Accounts Receivable: The Owner or its Affiliate shall designate one or more bank or other financial institution accounts as operating accounts for the receipt of payment of accounts and other receivables payable to the Owner in respect of the Purchased Operations. The Owner or its Affiliates shall own and control such accounts. The Operators shall cooperate with the Owner in order to provide customers and other payees with payment instructions in connection with payments of accounts and other receivables.
               (d) Accounts Payable: The Owner or its Affiliate shall designate one or more bank or other financial institution accounts as operating accounts for the payment of certain Direct Costs. The Owner or its Affiliates shall own such accounts and shall provide the Operators with authority to issue checks and otherwise make payments therefrom in respect of Direct Costs properly invoiced or documented for payment or reimbursement, as the case may be.
          2. Determination of Costs, Expenses and Expenditures. Subject to the limitations and determinations hereinafter prescribed and the provisions of this

Agreement, the Cenac Companies shall be paid by the Owner a monthly fee for services provided and reimbursement for or payment of costs, expenses and expenditures incurred by or on behalf of the Cenac Companies in connection with the provision of the Services. Such payment shall include the Service Fee described below in Section 3, any necessary Direct Costs as described below in Section 4 and any Overhead Costs as described below in Section 5. It is the intent of the parties that services provided by Service Providers shall be billed by the Cenac Companies on a Direct Cost basis pursuant to Section 4 of this Exhibit B to the extent that it is feasible to measure and account for the services directly provided by such Service Providers to the Owner, by means of the accounting and internal control systems of the Owner and its Affiliates or by other methods approved by the Owner; and that Services not feasible to measure and account for on a Direct Cost basis shall be billed by the Cenac Companies as part of the Overhead Costs.
          3. Service Fee. The Owner shall pay the Cenac Companies a monthly fee for services performed pursuant to this Agreement of $41,666.67, prorated for partial months (the “Service Fee”).
          4. Direct Costs. The Owner shall reimburse or pay, as applicable, the following costs and expenses to the extent incurred by the Operators in providing the Services (“Direct Costs”):
               (a) Salaries, Wages and Other Labor Costs: The salaries, wages and other labor costs (as specified below) of Employees (other than Stockholder) and other Service Providers directly engaged in and attributable to the provision of Services on a full-time basis (including any amounts paid as salaries, wages and labor costs of others temporarily employed in connection therewith). For purposes of the preceding sentence, “labor costs” shall include the cost to the Cenac Companies of fringe benefits, including group life insurance, hospitalization, disability, savings and contributions to retirement and other benefit plans and the cost of holiday, vacation, sickness and jury service benefits and other customary allowances for time not worked, for persons whose salaries and wages are chargeable under this clause (a), but not including severance, pension or early retirement benefits. Notwithstanding the foregoing, in no event shall the Owner be responsible for or have any obligation to reimburse either of the Cenac Companies (i) for any costs or liabilities incurred as a result of any violation of applicable Law or any error by either of the Cenac Companies in the course of operating or maintaining its employee compensation benefit plans and arrangements, including any excise taxes, penalties or similar liabilities incurred as a result of a violation of the Code, ERISA or the FLSA or (ii) for any increases in such costs or liabilities materially in excess of the increases experienced or implemented by similar companies in the marine transportation business.
               (b) Payroll Taxes: Expenditures or contributions made by the Cenac Companies pursuant to assessments imposed by applicable Law, such as FICA taxes and federal or state unemployment taxes, which are applicable to salaries and wages chargeable under clause (a) above; provided, however, that in no event shall the Owner or any of its Affiliates be responsible for additional Taxes, interest or penalties of any kind resulting from any failure of either of the Cenac Companies or any of their respective

Affiliates to (i) properly classify a Service Provider for purposes of any Law, (ii) timely pay any applicable Taxes or (iii) otherwise comply with applicable Laws.
               (c) Materials, Supplies, Tools and Miscellaneous Equipment: Any materials, supplies, tools and miscellaneous equipment purchased or furnished by the Cenac Companies for the benefit of the Owner shall be priced at cost. For equipment or materials that are transported to a location by the Cenac Companies for the benefit of the Owner, any costs or expenses incurred by the Cenac Companies in connection therewith shall be priced at cost.
               (d) Reimbursable Expenses of Employees: The Cenac Companies shall bill the Owner for reasonable out-of-pocket personal expenses of its (or its Affiliates’) employees in the performance of the Services on behalf of the Owner and which are reimbursable under the terms of either of the Cenac Companies’ official policy governing reimbursable employee expenses.
               (e) Outside Services: The cost of outside services and expertise, including legal, accounting and engineering fees, and fees from consultants, to the extent that the outside services rendered were for the benefit of the Owner in connection with providing the Services.
               (f) Damages and Losses: To the extent not covered by insurance, all costs or expenses necessary for the repair or replacement of any Purchased Operations made necessary because of damages or losses incurred by fire, flood, earthquake, storm, theft, oil spills, accident, or other cause. The Cenac Companies shall furnish the Owner Notice of damages or losses incurred as soon as practicable after a report thereof has been received by the Owner.
               (g) Insurance: Subject to Section 8.5, all costs and expenses, including deductibles and premiums, incurred by the Cenac Companies in connection with maintaining the Cenac Marine Policies during the Interim Period. With respect to the Cenac Employer Policies (during the Interim Period) and the policies provided for in Section 8.3, and subject in each case to Section 8.5, the costs and expenses incurred in connection with maintaining such policies with respect to Service Providers in their capacities as such, determined by pro rating such costs and expenses in the same proportion as the number of Service Providers then providing Services bears to the total number of persons to which such policies relate.
          5. Overhead Costs: Overhead costs consist of costs and expenses incurred by the Operators in providing the Services other than Direct Costs described in Section 4 above, including the salaries, wages and other labor costs of Employees (other than Stockholder) and other Service Providers engaged in and attributable to the provision of Services on less than a full-time basis, mailing and stationary, computer and data processing, office administration and maintenance and the use of office equipment. Such overhead costs will be charged as a lump sum, fixed monthly fee of 5% of the Direct Costs described in Sections 4(a), (b), (c) and (d) of this Exhibit B for such month, excluding any capital expenditures (the “Overhead Costs”) and shall be paid in monthly installments by the Owner in accordance with the billing and payment provisions of Article III of the Agreement.

Exhibit C
Attached to and made part of
that certain Transitional Operating Agreement
dated February 1, 2008,
by and between the Owner and the Operators.
Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Minnesota, Mississippi, Missouri, Nebraska, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, South Dakota, Tennessee, Texas, Virginia, West Virginia, Wisconsin and the following parishes in the State of Louisiana:

Acadia	Iberia	St. Charles
Allen	Iberville	St. Helena
Ascension	Jackson	St. James
Assumption	Jefferson	St. John the Baptist
Avoyelles	Jefferson Davis	St. Landry
Beauregard	La Salle	St. Martin
Bienville	Lafayette	St. Mary
Bossier	Lafourche	St. Tammany
Caddo	Lincoln	Tangipahoa
Calcasieu	Livingston	Tensas
Caldwell	Madison	Terrebonne
Cameron	Morehouse	Union
Catahoula	Natchitoches	Vermilion
Claiborne	Orleans	Vernon
Concordia	Ouachita	Washington
De Soto	Plaquemines	Webster
East Baton Rouge	Pointe Coupee	West Baton Rouge
East Carroll	Rapides	West Carroll
East Feliciana	Red River	West Feliciana
Evangeline	Richland	Winn
Franklin	Sabine
Grant	St. Bernard

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